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                             SALE-PURCHASE AGREEMENT

                                     BETWEEN

                           ILM II SENIOR LIVING, INC.

                                    (ILM II)

                                       AND

                              ILM II HOLDING, INC.

                                    (SELLER)

                                       AND

                          FIVE STAR QUALITY CARE, INC.

                                   (FIVE STAR)

                                   (PURCHASER)

                             AS OF JANUARY 23, 2002


===============================================================================

     SALE-PURCHASE AGREEMENT (this "AGREEMENT"), made as of the 23d day of January, 2002, between ILM II SENIOR LIVING, INC., a Virginia finite-life corporation, with principal offices at 1750 Tysons Boulevard, Suite 1200, Tysons Corner, Virginia 22102 ("ILM II"), ILM II Holding, Inc., a Virginia corporation having the same address as ILM II ("SELLER") and FIVE STAR QUALITY CARE, INC., a Maryland corporation, with principal offices at 400 Centre Street, Newton, Massachusetts 02458 ("PURCHASER").

                                    RECITALS:

A. Seller is the owner in fee of a portfolio of four independent living facilities and one assisted living facility located in California, Florida, Kansas, Missouri and Nebraska (collectively, the "FACILITIES").

B. Seller is a wholly-owned subsidiary of ILM II and ILM II has agreed to guaranty all of Seller's obligations hereunder.

C. Purchaser desires to purchase, and Seller desires to sell, Seller's interest in the "Assets" (as hereinafter defined) on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ILM II, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

     CERTAIN DEFINITIONS. Certain capitalized terms used in this Agreement shall, for the purposes of this Agreement, have the meanings ascribed to such terms in this ARTICLE 1. Other capitalized terms used in this Agreement and not defined in this ARTICLE 1 shall have the meanings ascribed to such terms elsewhere in this Agreement.

     A. REAL PROPERTY. The "REAL PROPERTY" shall mean collectively, the five parcels of real property legally described on EXHIBIT 1 (the "LAND"), together with: (i) all buildings, facilities, improvements located on the Land including without limitation the four independent living facilities and, one assisted living facility located thereon, all replacements or additions thereto between the date hereof and the Closing Date (as hereinafter defined) (the "IMPROVEMENTS"); (ii) all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water to the Real Property (including all replacements or additions thereto between the date hereof and the Closing
Date) (the "FIXTURES"); (iii) all privileges, development and other rights, easements, hereditaments, and appurtenances thereto belonging; and (iv) all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof).

     B.   ASSETS.  The "ASSETS" shall mean the aggregate of the following:

          (i)    The Real Property;

          (ii) All site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which are in ILM II's or Seller's possession or under ILM II's or Seller's reasonable control as of the date of this Agreement (and any hereafter acquired which are in ILM II's or Seller's possession or under ILM II's or Seller's reasonable control on the Closing
Date) and relate to the Real Property (the "PLANS");

          (iii) All equipment, appliances, tools, machinery, supplies, building materials, furnishings, vehicles, computer hardware and other tangible property (including, without limitation, general operating inventory, maintenance and operating supplies, fuel and spare parts for such machinery and equipment) which is (a) owned by ILM II or Seller as of the date of this Agreement and (b) attached to, appurtenant to or located in the Improvements or used in the day-to-day operation or maintenance of the Improvements, but expressly excluding the Fixtures and any and all personal property owned by tenants in possession, public or private utilities licensees or contractors (the "EQUIPMENT", together with the Plans, the "PERSONAL PROPERTY");

          (iv) All of the following owned by ILM II or Seller or exclusively issued or licensed to ILM II or Seller and used in connection with the operation of the Assets: (1) trademarks, trade names, service marks and other intellectual property rights, (2) warranties and guaranties; (3) computer software used in connection with any computer systems located at the Real Property; (4) direct dial telephone numbers for the Real Property; and
(5) all goodwill in connection with the ownership, operation and maintenance of the Real Property (collectively, the "INTANGIBLE PROPERTY");

          (v) All of ILM II's or Seller's right, claims, credits, causes of action, or right of setoff against third parties relating to the Real Property, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and guaranties but excluding all amounts representing reimbursements for items paid by ILM II or Seller (collectively, the "CLAIMS");

          (vi) All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Real Property and used in the operation of the Real Property which are held by or on behalf of Seller; all maintenance, service and supply contracts, and all other contracts and agreements which are held by Seller or its affiliates in connection with the operation of the Real Property (collectively, the "CONTRACTS"), together with all deposits made or held by ILM II or Seller thereunder;

          (vii) All agreements in place whereby residents ("RESIDENTS") are in occupancy at the Real Property (the "RESIDENT AGREEMENTS") together with all deposits held by ILM II or Seller thereunder;

          (viii) All leases, sublease, licenses, concessions, and similar agreements granting an interest to any other person or entity for the use and occupancy of any portion of the Real Property (the "LEASES") excluding the Resident Agreements, together with all security deposits held by ILM II or Seller thereunder;

          (ix) All certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the construction, use, operation, or enjoyment of the Assets (collectively, the "PERMITS"); and

          (x) Originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in connection with the operation of the Real Property, including without limitation, sales, marketing and advertising materials, Resident Agreements, leases and all related correspondence, lists of present suppliers, and personnel and employment records (collectively, the "FILES AND RECORDS").

     C. HAZARDOUS MATERIALS. "HAZARDOUS MATERIALS" shall mean any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead and urea formaldehyde foam insulation, as any of those teams is currently defined in or for the purposes of any Relevant Environmental Laws (as hereinafter defined).

     D. PROPERTY. "PROPERTY" shall mean the Real Property and Assets as they relate to any single Facility.

     E. RELEVANT ENVIRONMENTAL LAWS. "RELEVANT ENVIRONMENTAL LAWS" shall mean all requirements of law currently applicable to the Real Property or any part thereof with respect to:

          (i) the installation, existence or removal of or exposure to asbestos or asbestos-containing materials;

          (ii) the existence, discharge or removal of or exposure to Hazardous Materials;

          (iii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; and

          (iv) effects on the environment of the Real Property or any part thereof or of any activity heretofore, now or hereafter conducted on the Real Property; including, without limitation, the following:

          (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ.;

          (b) the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613;

          (c) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.;

          (d) the National Environmental Policy Act, 42 U.S.C. Section 4321;

          (e) the Safe Drinking Water Act, 42 U.S.C. Section 300F ET SEQ.;

          (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601;

          (g) the Hazardous Materials Transportation Act, 49 U.S.C. Section
     1801;

          (h) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.;

          (i) the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.;

          (j) applicable State and City statutes where each property is located, and the rules and regulations promulgated pursuant thereto, regulating the storage, use and disposal of Hazardous Materials;

          (k) Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M); and

          (l) Occupational Safety and Health Administration regulations pertaining to Asbestos (including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58).

                                   ARTICLE 2

     SALE-PURCHASE. In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Seller agrees to sell and convey all of Seller's right, title and interest in and to the Assets to Purchaser, and Purchaser agrees to purchase the Assets from Seller. If an affiliate of ILM II and/or Seller holds an interest in any portion of the Assets, Seller shall cause such affiliate to transfer and assign such Assets to Purchaser or its designee.

                                   ARTICLE 3

     PURCHASE PRICE. The purchase price for the Assets (the "PURCHASE PRICE") is Forty-five Million Five Hundred Thousand Dollars ($45,500,000) allocated among the Properties as provided in Exhibit 2 and payable as follows:

     A. Purchaser shall deposit the sum of Five Million Dollars ($5,000,000) (together with all interest accrued thereon, the "DEPOSIT") on or prior to two business days of the date hereof to Chicago Title Insurance Company ("ESCROW AGENT"), by wire transfer of immediately available federal funds to an account designated by Escrow Agent (the "ESCROW ACCOUNT"), to be held by Escrow Agent pursuant to and in accordance with the provisions of this Agreement. The failure of Purchaser to deposit the Deposit shall be deemed Purchaser's election to terminate this Agreement and neither party shall have any obligations hereunder.

     B. Subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price on the Closing Date by wire transfer (with receipt confirmed by 2:00 p.m. Eastern Standard Time on the Closing Date) of immediately available federal funds to an account or accounts designated by Seller.

                                   ARTICLE 4

     ASSETS.

     A. The Assets shall be sold, and title thereto conveyed, subject only to the "PERMITTED EXCEPTIONS" (as defined herein).

     B. Title to the Real Property shall be such title as Chicago Title Insurance Company (in such capacity, the "TITLE COMPANY") shall be prepared to insure as provided in ARTICLE 11 hereof, subject only to the Permitted Exceptions.

                                   ARTICLE 5

     CLOSING.

     A. The "CLOSING" shall mean the consummation of each of the actions enumerated in ARTICLE 8 of this Agreement, or the waiver of such action by the party in whose favor such action is intended. The Closing shall take place at 10:00 A.M., Eastern Standard Time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, on the date that is the 75th (seventy-fifth) day after the date hereof; PROVIDED, HOWEVER, that Purchaser may (i) accelerate the Closing Date with respect to any Property to a date designated by Purchaser by no less than five (5) days prior written notice and (ii) in the event Purchaser shall have been unable to complete its licensing by such seventy fifth (75th) day, and so long as Purchaser is proceeding to complete its licensing in good faith, to extend the Closing Date for an additional fifteen (15) days (as the same may be accelerated or extended as expressly provided herein, the "CLOSING DATE"), TIME BEING OF THE ESSENCE as to Purchaser's and Seller's obligation to close on or before the Closing Date.

                                   ARTICLE 6

     VIOLATIONS. Subject to Article 10E, the Assets are sold and Purchaser shall accept same subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Assets whenever noted or issued (collectively, "VIOLATIONS"). Seller shall have no obligation to cure or remove any Violations.


                                   ARTICLE 7

     APPORTIONMENTS.

     A. The following shall be apportioned between Seller and Purchaser at the Closing with respect to each Property as of 11:59 p.m., Eastern Standard Time, of the day immediately preceding the Closing Date with respect to such Property, and the net amount thereof either shall increase the amount to be paid by Purchaser to Seller or be credited against the amount to be paid by Purchaser, as the case may be, at such Closing:

          (i) Real property taxes and assessments (or installments thereof), and payments required to be made to any business improvement district and vault charges;

          (ii)   Water rates and charges;

          (iii)  Sewer taxes and rents;

          (iv) Permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferable and being transferred to Purchaser;

          (v) Fuel, if any, at the cost per gallon most recently charged to Seller, based on the supplier's measurements thereof, plus sales taxes thereon;

          (vi) Amounts paid or payable by Seller to merchants' and other associations, to promotional funds and other similar contributions or payments;

          (vii) Deposits on account with any utility company servicing the Real Property, to the extent transferred to Purchaser shall not be apportioned, but Seller shall receive a credit in the full amount thereof (including accrued interest thereon, if any);

          (viii) Any rents or other amounts prepaid or payable under the Resident Agreements and the Leases shall be apportioned between the parties. All security deposits or reserves (and all interest earned thereon as required by either Legal Requirements or by the terms of the applicable Resident Agreements and the Leases) deposited under any of the Resident Agreements and the Leases shall be transferred or credited to Purchaser. As used in this Agreement, the term "rents" includes all rentals, additional rentals and any other sums and charges payable under the Resident Agreements and the Leases or in the normal course by Residents and tenants under the Resident Agreements and the Leases for services rendered in connection with the occupancy or use of the Real Property or the services provided at the Real Property or in connection with the occupancy of the Real Property by such tenants and the Residents. Delinquent rents for the period prior to the Closing Date shall remain the property of Seller. Purchaser shall deliver to Seller any rents, received by Purchaser which are properly allocable to rental periods occurring before the Closing Date. It shall be conclusively presumed between Purchaser and Seller that all rents received after the Closing Date from Residents and/or tenants under the Leases and the Resident Agreements with rental delinquencies on the Closing Date shall be applied as follows: (i) first, to rent then due and payable to Purchaser (including any previously unpaid or delinquent rent then due and payable to Purchaser), (ii) second, to rent due for the period in which the Closing occurs, to be apportioned as provided above; (iii) third, to the delinquent rents of such Residents and/or tenants under the Leases and Resident Agreements attributable to the period prior to the Closing Date due to Seller, and (iv) fourth, to future rent due and payable to Purchaser. The amount of any refund or credit due to tenants under the Leases or as the result of the collection by or on behalf of Seller prior to the Closing Date of contributions by such tenants for operating expenses and/or taxes (collectively, "TENANT ITEMS") which exceed the actual amount of such operating expenses and/or taxes payable by such tenants with respect to periods prior to the Closing Date shall be prorated as soon as such actual operating expenses and/or taxes are known, and Seller shall promptly pay to Purchaser upon demand the amount due as a result of such proration. Seller shall not have the right to sue for or take any other legal action relating to unpaid rents attributable to periods preceding the Closing Date. Seller agrees to cooperate with Purchaser in the preparation of the financial statements and other financial data respecting the ownership and operation of the Real Property for calendar year 2001 and 2002, and subsequent periods for which such statements and data must be prepared in order to compute, charge and prorate the Tenant Items. As soon as reasonably possible after the preparation of the aforesaid financial statements and data, Purchaser will render statements for the Tenant Items to the tenants and Residents of the Real Property under their respective Leases and Resident Agreements. From time to time as Purchaser receives payment of the Tenant Items from the tenants and/or Residents, Purchaser will retain amounts attributable to Tenant Items due Purchaser and will promptly remit to Seller that portion of the Tenant Items allocable to the Real Property prior to the Closing Date; and

          (ix) All other items customarily apportioned in connection with the sale of similar properties similarly located.

     B. Apportionment of real property taxes, water rates and charges, sewer taxes and rents and vault charges shall be made on the basis of the most recently ended fiscal year of Seller for which such taxes, rents and charges were assessed. Purchaser agrees to assume liability for any- real property tax rate, water rates or charges, sewer taxes or rents or vault charges fixed, for periods after the Closing Date.

     C. The amount of any of the unpaid taxes, assessments, water charges, sewer rents and vault charges which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller's option, be credited to Purchaser out of the balance of the Purchase Price, provided that official invoices therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that the Title Company will mark same as paid and omit same as exceptions from Purchaser's title insurance policy.

     D. If any refund of real property taxes, water rates or charges, sewer taxes or rents or vault charges is made after the Closing Date covering a period prior to the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred in obtaining same and the balance, if any, of such refund shall, to the extent received by Purchaser, be paid to Seller (for the period prior to the Closing Date) and to the extent received by Seller, be paid to Purchaser (for the period commencing with the Closing
Date).

     E. If there shall be any meters measuring water consumption or sewer usage at the Real Property (other than meters measuring water consumption or sewer usage for which Seller is obligated to pay directly to the taxing authority or utility), Seller shall attempt to obtain readings to a date not more than thirty (30) days prior to the Closing Date. If such readings are not obtained (and if such readings are obtained, then with respect to any period between such reading and the Closing Date), water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date.

     F. If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated as soon as practicable after the Closing. The provisions of this ARTICLE 7 shall survive through and including the date that is one year after the Closing Date.

                                   ARTICLE 8

     CLOSING DELIVERIES.

     A. At each Closing, Seller shall deliver to Purchaser or shall cause the appropriate affiliate of Seller, including without limitation ILM II and Lease Corporation (as defined below), with an interest in such Property's Assets to deliver, executed and acknowledged, as applicable, the following with respect to such Property:

          (i) A Special Warranty Deed (or local equivalent in each relevant State) for each Real Property, reasonably acceptable to Purchaser, conveying title to the Real Property, free from all liens and encumbrances other than the Permitted Exceptions;

          (ii) A general bill of sale for the Personal Property, reasonably acceptable to Purchaser, conveying, as more particularly set forth therein, to Purchaser all of Seller's right, title and interest in and to the Personal Property;

          (iii) Security deposits deposited under the Resident Agreements and the Leases (if any, together with accrued interest thereon) by, at Purchaser's option, (a) payment of the aggregate amount thereof to Purchaser, or (b) a credit to Purchaser against the Purchase Price;

          (iv)   A certification of nonforeign status, in form required by
Section 1445 of the Internal Revenue Code of 1986, as amended, (the "CODE") and the regulations issued thereunder;

          (v) Notice of Cancellation, of Facilities Lease Agreement to ILM II Lease Corporation, as amended ("LEASE CORPORATION") and termination of any management and leasing agreements relating to the Assets and the Management Agreement, dated as of July 29, 1996, as amended;

          (vi) Evidence of authority, good standing and due authorization of ILM II and Seller to entering into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with ILM II's and Seller's organizational documents and applicable laws and to enable the Title Company to omit all exceptions and satisfy all requirements regarding Seller's standing, authority and authorization;

          (vii) Notice letter to Residents reasonably acceptable to Purchaser (the "RESIDENTS NOTIFICATION LETTER");

          (viii) such title affidavits and indemnities required by the Title Company to enable the Title Company to issue the Title Policies as required hereby;

          (ix) a General Assignment and Assumption Agreement in form reasonably acceptable to Purchaser, assigning to Purchaser Seller's right, title and interest in and to the Surviving Contracts (as hereinafter defined), Intangible Property, the Claims, the Permits, and the Files and Records;

          (x) an Assignment of Leases in form reasonably acceptable to Purchaser, assigning to Purchaser Seller's right, title and interest in and to all of the Leases;

          (xi) an Assignment of Resident Agreements in form reasonably acceptable to Purchaser, assigning to Purchaser Seller's and Lease Corporation's right, title and interest in and to all of the Resident Agreements;

          (xii) any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any governmental authority in connection with the transaction contemplated hereunder;

          (xiii) a termination of the Master Lease between Seller and Lease Corporation, dated September 1, 1995, in form reasonably acceptable to Purchaser;

          (xiv) all originals (or copies if originals are not available) of the Leases, Resident Agreements, Contracts, Permits, keys and lock combinations with respect to the Real Property in the possession of ILM II and Seller;

          (xv) a Closing Statement setting forth the Purchase Price, the amounts of all prorated items and all credits, debits and costs contemplated by this Agreement; and

          (xvi) such other instruments or documents which by the terms of this Agreement are to be delivered by ILM II and Seller at Closing.

     B. At the Closing with respect to a Property, Purchaser shall deliver to Seller, executed and acknowledged, as applicable, the following with respect to such Property:

          (i) The balance of the Purchase Price, less the Deposit (as prorated in accordance with Article 7) and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;

          (ii) Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser's organizational documents and applicable laws;

          (iii) A receipt for the security deposits paid over or credited to Purchaser at the Closing; and

          (iv) Such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at Closing.

     C. The acceptance of title to the Real Property by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except as set forth in this Agreement including without limitation where such agreements and obligations are specifically stated to survive the Closing.

                                   ARTICLE 9

     CANCELLATION OF CONTRACTS. Within ten (10) days after receipt by Purchaser of copies of all Contracts, Purchaser shall provide to Seller in writing a list of any Contracts that Purchaser desires cancelled (the "CANCELLED CONTRACTS"). Seller shall, prior to the Closing Date, cancel the Cancelled Contracts, provided, however, Seller shall not be obligated to cancel any Cancelled Contract which provides by its tenors that such contract is cancelable upon no more than sixty (60) days' notice by Seller and without payment of a cancellation fee or any other consideration. The "SURVIVING CONTRACTS" shall mean any Contracts, excluding the Cancelled Contracts. It is understood that the Management Agreement encumbering all of the Assets with Capital Senior Management 2, Inc., dated as of July 29, 1996 will be cancelled by Seller at or prior to Closing.

                                   ARTICLE 10

     RIGHT OF INSPECTION.

     A. Purchaser, from time-to-time prior to the Closing and during regular business hours, upon reasonable notice to Seller, may inspect the Real Property, provided that (i) Purchaser shall not communicate with the Residents without the prior written consent of Seller, which consent shall reasonably be given by Seller, and (ii) Purchaser shall not perform any invasive tests with respect to the Real Property without the prior written consent of Seller in each instance, which consent shall be reasonably given. Any entry upon the Real Property shall be performed in a manner which is not materially disruptive to the Residents or the normal operation of the Real Property and shall be subject to the rights of the Residents. Purchaser shall
(i) exercise reasonable care at all times that Purchaser shall be present upon the Real Property, (ii) at Purchaser's expense, observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Real Property and (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Real Property. Seller shall have the right to have a representative of Seller accompany Purchaser during any such communication or entry upon the Real Property and shall make such representative available at all reasonable times.

     B. Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, directors, employees, advisors, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys' fees and expenses), resulting from or arising out of the entry upon the Real Property by Purchaser and any of its employees, agents, consultants, contractors or advisors. The foregoing indemnification shall survive for a period of six months from the Closing or the termination of this Agreement.

     C. As a condition precedent to entering the Real Property in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser's sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than One Million Dollars ($1,00,000.00) general liability and Two Million Dollars ($2,000,000.00) excess umbrella liability,
(b) insuring Purchaser, Seller, their respective affiliates, Seller's lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser's entry upon the Real Property and (y) any inspection or other activity conducted thereon by representatives or agents of Purchaser and (c) containing a provision that "insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller." Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and evidence of continued coverage prior to any subsequent inspection, which evidence shall be acceptable to Seller in its reasonable discretion.

     D. Notwithstanding any provision in this Agreement to the contrary, unless required by applicable law or regulation, or except in the course of conducting a customary Phase I Environmental Assessment of the Real Property, neither Purchaser nor any representative or agent of Purchaser shall contact any Federal, state, county, municipal or other department or governmental agency regarding any Hazardous Materials on, or the environmental condition of, the Real Property without Seller's prior written consent thereto. In addition, if

Seller's consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

     E. The "Inspection Period" shall commence on the date hereof and end at 5:00 p.m. on February 22, 2002. At any time during the Inspection Period, Purchaser may deliver to Seller a notice (a "Material Defect Notice") identifying a Material Defect. A "Material Defect" shall mean one or more of the following conditions with respect to the Properties which in the aggregate will cost in excess of Two Hundred Fifty Thousand Dollars ($250,000) to cure or, if uncured, will reduce the fair market value of the Properties by Two Hundred Fifty Thousand Dollars ($250,000) or more:

          (i) Permitted Exceptions (as defined in Section 11C hereof) except Seller's Encumbrances (as defined in Section 11C hereof);

          (ii) (A) The presence in, upon or under any of the Properties, or any properties surrounding any of the Properties, of any Hazardous Materials or oil, or (B) the existence of any violation of any Relevant Environmental Laws at any of the Properties or the involvement of Seller or any other person in any activities at any of the Properties that could reasonably be expected to result in (x) any violations of any Relevant Environmental Laws, or (y) the creation of a lien under any Relevant Environmental Law on any of the Properties, or (C) the issuance of any notice of any claim or citation of noncompliance with respect to any violation of Relevant Environmental Laws, or (D) the existence of facts, circumstances, conditions or occurrences on any of the Properties that could reasonably be expected to result in the violation of any Relevant Environmental Laws or cause any of the Properties to be subject to any restrictions on the existing or contemplated development, use or transferability thereof under any Relevant Environmental Laws;

          (iii) A change to any of the Properties or its operations from that disclosed in the materials provided to Purchaser prior to the date of this Agreement (including, without limitation, any disruption in the operations of any of the Properties resulting from the reassignment or termination of facility personnel prior to Purchaser's having had an opportunity to offer employment to such personnel);

          (iv) A failure of any of the Properties or its operations to comply with applicable law; or

          (v) A defect in the physical condition of the Properties other than (A) normal wear and tear; or (B) the physical condition of the balconies at the Fort Myers, Florida property; and/or

     In the Material Defect Notice the Purchaser shall specify in detail the Material Defect and the basis upon which the Purchaser has concluded that the cost to cure or reduction in value is $250,000 or more. By notice to the Purchaser delivered within ten (10) days of the receipt of a Material Defect Notice, the Seller shall either (A) terminate this Agreement, whereupon the Deposit will be returned to Purchaser; or (B) agree to a reduction in the Purchase Price in the amount by which the amount specified by Purchaser in its Material Defect Notice exceeds $250,000, whereupon the provisions of this Agreement will remain in full force and effect. Notwithstanding the foregoing, in the event that Seller shall elect to terminate this Agreement pursuant to the preceding clause (A), Purchaser shall have the right, by notice in writing to Seller within five (5) days of the receipt of Seller's termination notice, to rescind Purchaser's Material Defect Notice, waive the Material Defect referred to therein and proceed to close on the Properties in accordance with the terms of this Agreement.

                                   ARTICLE 11

     TITLE INSURANCE.

     A. SURVEY. Within three days of the date hereof Seller shall deliver to Purchaser whatever surveys that Seller has in its file of each Property (the "SURVEYS") showing the location of all improvements, easements, encroachments and other matters.

     B. EVIDENCE OF TITLE. Purchaser shall obtain as expeditiously as possible, but in no event later than fourteen (14) days after the date hereof, a report of title for the Real Property issued by the Title Company (the "TITLE REPORT"). At Closing, Purchaser and Seller shall each pay one half to the Title Company (with Seller's portion not to exceed $75,000.00) of the entire amount of the premium payable for an ALTA owner's title insurance policy and endorsements reasonably required by Purchaser, without standard exceptions for parties in possession, mechanics' liens, and matters of survey, and subject only to the Permitted Exceptions, in the amount of the Purchase Price, naming Purchaser as the insured (the "TITLE POLICY"), and Title Company shall mark up and acknowledge the Title Report so as to constitute a Title Policy as of the Closing Date. The legal descriptions embodied within said Title Reports shall conform in all respects to the Surveys. Seller, to the extent available, will deliver to Purchaser any ALTA survey and title policy it may have in its possession.

     C. OBJECTIONS TO TITLE. For purposes of this Agreement, the term "Permitted Exceptions" means those exceptions set forth in the Title Reports. Other than (i) mechanics' liens for which Seller or any occupant of the Real Property is liable, (ii) judgment liens against Seller and (iii) any mortgages or deeds of trust encumbering all or any portion of the Assets, which Seller must cure ("SELLER'S ENCUMBRANCES"), Seller shall have no obligation to cause Permitted Exceptions to be cured. Notwithstanding the foregoing, Seller agrees that it shall reasonably cooperate with Purchaser in clearing any non-material title issues.

     D. Notwithstanding anything to the contrary contained in ARTICLE 11(A) of this Agreement, if the Title Report discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, Seller, on reasonable request, shall deliver to Purchaser or Title Company affidavits, if truthful, to the effect that such judgments, bankruptcies or other returns are not against Seller, in form and substance sufficient to permit removal of same as exceptions in Purchaser's title policy.

     E. Seller and Purchaser shall each pay one-half of (not to exceed $75,000 on the part of Seller) of the costs of examination of title and any owner's or mortgagee's policy of title insurance to be issued insuring Purchaser's title to the Assets, as well as all other title charges, survey fees, and recording charges incident to the Closing.

                                   ARTICLE 12

     [Intentionally Deleted]

                                   ARTICLE 13

     PURCHASER'S DEFAULT. After the expiration of the Inspection Period, if Purchaser shall default hereunder or shall fail or refuse to perform its obligations in accordance with this Agreement, the parties hereto agree that Seller's sole remedy shall be to terminate this Agreement and retain the Deposit as liquidated damages. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except subject to Article 16, Escrow Agent shall deliver to Seller and Seller shall retain the Deposit as liquidated damages. It is expressly understood and agreed that in the event of Purchaser's default, Seller's damages would be impossible to ascertain and that the Deposit constitutes a fair and reasonable amount of compensation in such event and in no event shall the delivery of the Deposit be construed as punitive damages.

                                   ARTICLE 14

     REPRESENTATIONS AND WARRANTIES.

     A. Seller hereby represents and warrants to Purchaser that as of the date hereof and also at the Closing Date:

          (i) Schedule 14(A)(i) sets forth a true, correct and complete list of the Leases and Resident Agreements. Seller has delivered to Purchaser a true and correct copy of all of the Leases and if requested will provide copies of all Resident Agreements. With respect to each Lease and Resident Agreement, (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) except as set forth in the rent roll delivered to Purchaser, to the best of Seller's knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement;

          (ii) Schedule 14(A)(ii) sets forth a true and correct list of the Contracts. Seller has made available to Purchaser a true and correct copy of all of the Contracts and if requested will provide copies regarding same. With respect to each Contract, to Seller's knowledge (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; and (ii) to the best of Seller's knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement;

          (iii) Attached hereto as Schedule 14(A)(iii) are true and correct copies of (i) an audited balance sheet and statement of income for Seller and a statement of income and statement of cash flows (including rent rolls) for fiscal year 2000 on an individual Property basis and (ii) an unaudited balance sheet and statement of income for Seller and a statement of income and statement of cash flows (including rent rolls) through November of fiscal year 2001 on an individual Property basis (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly, in all material respects, the financial position and results of the Real Property, as of such dates and its results of operations and cash flows for such periods, in accordance with applicable law and generally accepted accounting principles consistently applied;

          (iv) Seller is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; Seller has taken all action required to authorize, execute, deliver and, subject to obtaining any consents or waivers required to be obtained prior to Closing in order to transfer any licenses, perform this Agreement and to make all of the provisions of this Agreement valid and enforceable and has caused this Agreement to be executed by a duly authorized officer of Seller;

          (v) This Agreement and all documents to be delivered to Purchaser by Seller at the Closing: are, and at the time of the Closing will be, duly authorized, validly executed and delivered by Seller; do, and at the time of the Closing will, constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; do not conflict with any provision of any law or regulation to which Seller is subject or violate any provision of any agreement, Permit or judicial order to which Seller is a party or to which Seller or the Real Property is subject and do not require any approval or consent of or notice to any person entity, or governmental agency or authority, other than those actions relating to the transfer of licenses for the Assets to Purchaser. The representations and warranties contained in this Article 14((A)(v) shall survive the Closing;

          (vi)   Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Code;

          (vii) Seller has not received written notice of any pending or threatened condemnation actions with respect to the Real Property or any part thereof;

          (viii) Except as set forth in Schedule 14(A)(viii) there are no actions, suits or proceedings pending against Seller or the Real Property in any court of law or in equity or before any court, administrative agency, commission or other public governmental authority;

          (ix) To Seller's knowledge, all of the Real Property is duly licensed and currently complies with licensing under applicable state and local laws to operate the Assets in the manner it is presently being operated. Other than the Violations, Seller has not received any notices of violations of any laws or regulations;

          (x) There are no unsatisfied judgments, orders or decrees of any kind against Seller and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any Governmental Authority which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of Seller or (b) the ability of Seller to perform its respective obligations under this Agreement;

          (xi) Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. No general assignment of any of Seller's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee or similar appointee has been appointed for Seller or any of Seller's respective properties. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. Seller has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations as they come due.

          (xii)  Environmental Matters.

          (a) To Seller's knowledge, Seller has not violated any Relevant Environmental Laws with respect to the Real Property or otherwise and neither Seller nor, to Seller's knowledge any other person has been or is involved in activities at any portion of the Real Property that could reasonably be expected to result in (x) any violations of Relevant Environmental Laws, or (y) the creation of a lien under any Relevant Environmental Law on any portion of the Real Property;

          (b) Seller has not received any notice of any claim or citation of noncompliance with respect to any violation of Relevant Environmental Laws and, to Seller's knowledge, there are no facts, circumstances, conditions or occurrences on the Real Property that could reasonably be expected to result in the violation of any such Relevant Environmental Laws or cause to be subject to any restrictions on the existing or contemplated development, use or transferability thereof under any Relevant Environmental Laws.

          (xiii) To Seller's knowledge, the Real Property and the uses thereof comply in all material respects with all applicable building and zoning ordinances and codes;

          (xiv) No Governmental Authority having jurisdiction over Seller or the Real Property has issued any citations with respect to any material deficiencies or other matters that fail to conform to applicable statutes, regulations or ordinances and that have not been corrected as of the date hereof or that shall not have been corrected on or prior to the Closing. Seller has not received written or oral notice from any agency supervising or having authority over the Real Property or services provided at the Real Property requiring such Property or any service, staff, or practice provided at the Real Property to be modified, restricted or conditioned as to service or eligibility or be reworked or redesigned or additional furniture, fixtures, equipment or inventory to be provided at the Real Property so as to conform or comply with any existing in any applicable law, code or standard;

          (xv) Seller has no employees who work at or provide services to the Real Property.

          (xvi) Seller does not directly or indirectly own any assets other than the Assets.

     B. ILM II hereby represents and warrants to Purchaser that as of the date hereof and also at the Closing Date:

          (i) ILM II is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; ILM II has taken all action required to authorize, execute, and deliver this Agreement and each document to be delivered by ILM II and/or Seller hereunder and to make all of the provisions of this Agreement valid and enforceable and has caused this Agreement to be executed by a duly authorized officer of ILM II;

          (ii) This Agreement and all documents to be delivered to Purchaser by ILM II and/or Seller at the Closing: are, and at the time of the Closing will be, duly authorized, validly executed and delivered by ILM II; do, and at the time of the Closing will constitute the legal, valid and binding obligations of ILM II enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; do not conflict with any provision of any law or regulation to which ILM II is subject or violate any provision of any agreement, Permit or judicial order to which ILM II is a party or to which ILM II or the Real Property is subject and do not require any approval or consent of or notice to any person entity, or governmental agency or authority, other than those actions relating to the transfer of licenses for the Assets to Purchaser. The execution and delivery of this Agreement and the sale of Assets hereunder do not require the approval of the shareholders of ILM II. The representations and warranties contained in Article 14B. (i) and (ii) shall survive the Closing;

          (iii) There are no unsatisfied judgments, orders or decrees of any kind against ILM II and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any Governmental Authority which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of ILM II or (b) the ability of ELM II to perform its obligations under this Agreement;

          (iv) ILM II has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against ILM II. No general assignment of any of ILM H's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee or similar appointee has been appointed for ILM II or any of ILM II's respective properties. ILM II is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render ILM II insolvent. ILM II has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations as they come due; and

          (v) ILM II does not directly or indirectly own any assets other than its interests in Seller.

     C. Purchaser represents and warrants to Seller that, as of the date hereof:

          (i) Purchaser is a corporation duly organized, validly existing in and good standing under the laws of the State of Maryland and, is and in good standing and qualified to do business under the laws of Maryland; and Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement valid and enforceable obligations against Purchaser has caused this Agreement to be executed by a duly authorized officer of Purchaser, as applicable;

          (ii) This Agreement and all documents which are to be delivered to Seller by Purchaser, as applicable, at the Closing: are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, as applicable; are, or at the time of Closing will be, legal, valid and binding obligations of Purchaser, as applicable, enforceable in accordance with their terms against Purchaser, as applicable, subject to general principles of equity and bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Seller is a party or to which Seller is subject;

          (iii) There are no unsatisfied judgments, orders or decrees of any kind against Purchaser and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any Governmental Authority which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of Purchaser or (b) the ability of Purchaser to perform its respective obligations under this Agreement;

          (iv) Purchaser has filed no petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of any of Purchaser's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee or similar appointee has been appointed for Purchaser or any of their respective properties. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent. Purchaser has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations as they come due. Purchaser certifies that any financial statements and any financial statements of Purchaser or any affiliate of Purchaser, as applicable, submitted to Seller have been prepared in accordance with generally accepted accounting principles recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, or any successors thereto, and are true and correct and that no circumstances have occurred or come to the attention of Purchaser since the date thereof which would have a material adverse effect on the financial condition of Purchaser or such affiliate as indicated on any such financial statements delivered to Seller;

          (v) Purchaser has never been denied a license to operate assisted living facilities by any state, county or municipal regulatory agency.

     D. All representations and warranties of Seller contained in this Agreement or in any certificate or instrument delivered by Seller to Purchaser pursuant to or in connection with this Agreement shall not survive the Closing.

                                   ARTICLE 15

     CONDEMNATION AND DESTRUCTION.

     A. If, prior to the Closing Date, all or any "Significant Portion" (as hereinafter defined) of all or any of the Real Property is taken, or rendered unusable for its current purpose or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon written notice to Seller delivered not later than five (5) days after receipt of Seller's notice. For purposes of this Article 15(A) and Article 15(B) hereof, a "SIGNIFICANT PORTION" shall mean twenty-five percent (25%) or more in the aggregate of the area of any parcel of the Land, when used in the context of a taking and $50,000 of damages to one or more Facilities when used in the context of a casualty. If this Agreement is terminated as aforesaid, neither party shall have any further rights or obligations hereunder except that Escrow Agent shall refund to Purchaser the Deposit. If Purchaser does not elect to terminate this Agreement, or if the portion of the Real Property which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Real Property, Purchaser shall accept so much of the Real Property as remains after such taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to all awards for such taking by eminent domain.

     B. If, prior to the Closing Date, a Significant Portion of any or all of the Real Property is destroyed by fire or other casualty, Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon ten (10) days notice to Seller given not later than five (5) days after receipt of Seller's notice. If Purchaser shall elect to terminate this Agreement as aforesaid, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any). If Purchaser does not elect to terminate this Agreement as provided above, or if the portion of the Real Property so damaged or destroyed is not a Significant Portion of the Real Property, Purchaser shall accept the Real Property in its then "as is" condition with no abatement of the Purchase Price, and at the Closing, Seller shall assign to Purchaser, and Purchaser shall be entitled to receive, all of Seller's interest in and to all casualty insurance proceeds payable in connection with such casualty (except that the proceeds of any business interruption or rental value insurance payable to Seller shall be apportioned as of the Closing Date), and, Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible in connection with casualty coverage.

                                   ARTICLE 16

     ESCROW.

     A. The Deposit shall be held in escrow by Escrow Agent upon the following terms and conditions:

          (i) Escrow Agent shall deposit the Deposit in an interest-bearing account or invest the Deposit in a money market or monetary fund;

          (ii) Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing; PROVIDED, however, that if the Closing occurs separately for one or more of the Properties from the rest of the Properties, the Deposit will be released only at the final Closing.

          (iii) If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party's obligations hereunder, Escrow Agent shall pay the Deposit to Seller and/or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

     B.  It is agreed that:

          (i) The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Article 16(C) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except for its own willful misconduct or gross negligence;

          (ii) Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;

          (iii) In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties or their successors;

          (iv) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

          (v) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by it, Seller and Purchaser;

          (vi) Except as otherwise provided in Article 16(C) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys' fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;

          (vii) Each of Seller and Purchaser hereby releases and forever discharges Escrow Agent from any liability arising out of any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

          (viii) Escrow Agent may resign for any reason upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

     C. Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except (i) in the event of the Closing, (ii) in connection with a Termination Notice by Purchaser in accordance with Article 10 E. or (iii) if the Deposit is required to be delivered to Purchaser pursuant to Article 20 B., shall not deliver the Deposit except on seven (7) days' prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom such Deposit is to be delivered, Escrow Agent shall not make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization, Escrow Agent may hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. Notwithstanding the foregoing if Purchaser delivers a Termination Notice in accordance with Article 10 E. or if Purchaser delivers notice to Escrow Agent that the Deposit is required to be paid to Purchaser pursuant to Article 20 B. of the Agreement, Seller authorizes and directs Escrow Agent to immediately deliver the Deposit to Purchaser without the necessity of any prior notice or consent by Seller. If such written authorization is not given or proceedings for such determination are not initiated within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), with a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, PRO RATA, between Seller and Purchaser, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with all interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder.

     D. Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit (if the Deposit is made by check, subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

                                   ARTICLE 17

     COVENANTS.

     A.   ILM II and Seller each agrees that, prior to the Closing, it shall:

          (i) Not allow any new Resident Agreement to be entered into other than at market rate rent and in the ordinary course of business, and which Resident Agreement contains provisions consistent with the current standard form of Resident Agreement;

          (ii) Not allow any new Lease or Contract to be entered into or amend, modify or terminate airy existing Lease or Contract;

          (iii) Continue to operate the Facilities in a good and business like fashion consistent with past practices;

          (iv) Not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Real Property;

          (v) Maintain and operate the current insurance coverages on the Real Property;

          (vi) Maintain the Assets in their current condition, reasonable wear and tear excepted; PROVIDED, however, that notwithstanding the foregoing, Seller shall not be required to spend more than One Hundred Thousand Dollars ($100,000) between the date of this Agreement and the Closing Date on repairs and replacements to the Improvements, including, but not limited to, materials, labor, supervision and overhead;

          (vii) Continue to have paid all payroll expenses, taxes and assessments, water and sewer charges, utilities and obligations under the Contracts; and

          (viii) Not (and not permit any agent, partner or affiliate to) offer to sell, finance, joint venture or otherwise dispose of (or solicit or accept any such offer involving the sale, financing, joint venture or disposition of) the Assets or any interest therein (whether directly or indirectly, debt or equity) or negotiate or otherwise enter into discussions for the sale, financing, joint venture or disposition of all or any part of the Assets or any interest therein (whether directly or indirectly, debt or equity) as applicable, with any other party.

     B. Each of ILM II, Seller and Purchaser shall take all reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on it with respect to this Agreement (including furnishing all information in connection with approvals of or filings with any Governmental Entity) and shall cooperate with and furnish information in connection with any such requirements imposed upon ILM II, Seller, and/or Purchaser. Each of ILM II, Seller and Purchaser shall take all reasonable actions necessary to obtain
(and shall cooperate with the other in obtaining) each consent, authorization, order or approval of, and each exemption by, each Governmental Entity and other person or entity, required to be obtained or made by the parties hereto in connection with this Agreement or the taking of any action contemplated hereby or thereby. If Purchaser at the Closing Date has not been issued the necessary licenses from applicable state or local government entities required to operate the Assets as senior living facilities in the manner currently operated, Purchaser may terminate this Agreement. Notwithstanding the foregoing, if a required license is not obtained on any of the Properties (the "EXCLUDED ASSETS") as of the Closing Date (as the same may be extended as provided in Article 5), Purchaser may elect to close on only those Properties which have received the necessary licenses and satisfied all other closing requirements and the Purchase Price shall be reduced in an amount equal to the allocated Purchase Price of the Excluded Assets. In such event this Agreement shall terminate with respect to the Excluded Assets only and neither party shall have any additional obligations under this Agreement with respect to the Excluded Assets other than those obligations that expressly survive termination.

                                   ARTICLE 18

     CLOSING COSTS.

     A. CLOSING COSTS. Seller shall pay all charges required under applicable law or customarily attributable to sellers of assets similar to Assets including without limitation, state, county, or municipal transfer taxes which are not required to be paid by Purchaser under applicable law or custom. Purchaser shall pay all charges required under applicable law or customarily attributable to purchasers including, without limitation, all recordation charges for the Deeds, and state, county or municipal transfer taxes and fees which are not required to be paid by Seller under applicable law or custom. Seller and Purchaser shall equally share the cost of the premiums for the title insurance with Seller's portion not to exceed $75,000. The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisers.

     B.   The provisions of this ARTICLE 18 shall survive the Closing.

                                   ARTICLE 19

     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) as of Closing of the following conditions:

          (i) Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

          (ii) Seller shall have received all of the deliveries required under Article 8(B).

     B. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) as of Closing of the following conditions:

          (i) Purchaser shall have received all of the deliveries required under Article 8A.

          (ii) If the sale of the Assets or any portion thereof to Purchaser requires the approval of any Government Authority, such approval shall have been obtained.

          (iii) Purchaser shall have obtained the necessary licenses from applicable state and local government entities required to operate the Assets as senior living facilities in the manner currently operated.

          (iv) No Material Defect shall have occurred subsequent to the Inspection Period; PROVIDED, however, that in such event Purchaser must deliver a Material Defect Notice and the Seller shall thereupon have the alternative rights specified in Section 10E hereof, such Material Defect Notice to be delivered by Purchaser prior to the date specified for Closing in Article 5 hereof, and the Seller's response thereto to be delivered within ten (10) business days thereafter.

                                   ARTICLE 20

     SELLER'S INABILITY TO PERFORM: SELLER'S DEFAULT. If Seller shall default in its obligation to convey the Assets to Purchaser in accordance with the terms of this Agreement, then Purchaser, at its sole option, may either (i) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any) and neither party shall thereafter have any further rights or obligations hereunder or (ii) bring an action against Seller for specific performance. In the event of Seller's Willful Default (as defined below), Purchaser shall be entitled to all remedies at law or at equity "SELLER'S WILLFUL DEFAULT" shall mean Seller's willful refusal to perform its obligation to convey the Assets to Purchaser in accordance with the terms of this Agreement, provided: (1) the reasons for such refusal do not include conditions beyond Seller's control or the unmarketability of title; and (2) Purchaser has satisfied all conditions required to be satisfied by it under this Agreement, is not otherwise in default under this Agreement and is ready, willing and able to deliver the Purchase Price due Seller under this Agreement.

                                   ARTICLE 21

     CONDITION OF REAL PROPERTY. Purchaser shall accept the Real Property at the Closing in its "as is" condition as of the Closing Date, subject to the terms of this Agreement including without limitation the representations and warranties of Seller. Except as set forth in this Agreement and subject to the representations and warranties of Seller, Seller shall not be liable for any latent or patent defects in the Real Property or be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Real Property made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller. Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made and do not make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement. Purchaser has not relied and is not relying upon any representations or warranties other than the representations and warranties expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Real Property provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller.

                                   ARTICLE 22

     NON-LIABILITY. Purchaser agrees that in any suit against ILM II or Seller, it shall look solely to the assets of ILM II and Seller, and not to the members, managers, directors, officers, employees, shareholders, partners or agents of ILM II and Seller or any other person, partnership, corporation or trust, as principal of ILM II and Seller or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of ILM II and Seller or any other person, partnership, corporation or trust, as principals of ILM II and Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against such party.

                                   ARTICLE 23

     NOTICES. All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a "NOTICE") must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand or by facsimile with receipt acknowledged in writing as follows:

     TO ILM II AND SELLER:

     ILM II Senior Living, Inc.
     1750 Tysons Boulevard
     Suite 1200
     Tysons Corner, VA 22102
     Attention: J. William Sharman, Jr.
     Facsimile: (703) 749-1301

     WITH A COPY TO:

     Greenberg Traurig, LLP
     800 Connecticut Avenue
     Suite 500
     Washington, District of Columbia 20006
     Attention: Jeffry R. Dwyer, Esq.
     Facsimile: (202) 331-3101

     TO PURCHASER:

     Five Star Quality Care, Inc.
     400 Centre Street
     Newton, Massachusetts 02458
     Attention: Evrett W. Benton, President
     Facsimile: (617) 796-8385

     WITH COPIES TO:

     Sullivan & Worcester LLP
     One Post Office Square
     Boston, Massachusetts 02109
     Attention: Nancy S. Grodberg, Esq.
     Facsimile: (617) 338-2880

     All Notices (i) shall be deemed given upon the date of delivery of such Notice or refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party's attorney set forth above.

                                   ARTICLE 24

     BROKERS. Other than Cohen & Steers, the fees of which are the sole responsibility of Seller, Seller has (i) dealt with no brokers, salesman, finder, or consultant with respect to this Agreement and (ii) not entered into any written agreements with any broker, salesman, finder or consultant or has not agreed in writing with any real estate broker to pay any specific amount of commissions with respect to this Agreement. Seller agrees to indemnify, protect, defend and hold Purchaser harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges arising out of or in any way relating to the foregoing representation being untrue.

                                   ARTICLE 25

     ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

                                   ARTICLE 26

     AMENDMENTS. This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by a written instrument executed by the parties hereto.

                                   ARTICLE 27

     NO WAIVER. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                                   ARTICLE 28

     SUCCESSORS AND ASSIGN. This Agreement shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and permitted assigns of the respective parties.

                                   ARTICLE 29

     PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE 30

     ARTICLE HEADINGS; INCORPORATION OF EXHIBITS AND SCHEDULES. The headings of the various articles and sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit or Schedule is understood to be a reference to the Exhibits and Schedules annexed to this Agreement. All Exhibits and Schedules annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

                                   ARTICLE 31

     GOVERNING LAW. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York. The parties hereby consent to the jurisdiction of the courts of The Commonwealth of Massachusetts with respect to any disagreement as between the parties hereto and/or the Escrow Agent.

                                   ARTICLE 32

     CONFIDENTIALITY. Except as may be required by law or in connection with any court or administrative proceeding, neither ILM II, Seller nor Purchaser nor their respective agents or designees shall issue or cause the publication of any press release or other public announcement (collectively, a "PUBLIC DISCLOSURE"), or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to the parties' respective consultants and advisors and investors or potential investors, who, in turn, shall be bound by this Article 32), without first obtaining the written consent of the other party. If a party is required by law or in connection with any court or administrative proceeding, to issue or cause the publication of a Public Disclosure, such party shall provide the other parties with a copy of the Public Disclosure for their reasonable approval prior to publication.

                                   ARTICLE 33

     NO RECORDING. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded.

                                   ARTICLE 34

     ASSIGNMENT. None of the parties hereto may assign its rights or obligations under this Agreement or any direct or indirect ownership or other interest in such party without the prior written consent of the other party, and any such assignment made without such party's consent shall be void ab initio. Notwithstanding the foregoing, Purchaser may transfer to any affiliate of Purchaser, provided that the Purchaser originally named herein shall remain liable for all obligations of Purchaser hereunder.

                                   ARTICLE 35

     COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

                                   ARTICLE 36

     NO THIRD PARTY BENEFICIARY. The provisions of this Agreement are not intended to benefit any third parties.

                                   ARTICLE 37

     SURVIVABILITY. Unless otherwise specifically stated to the contrary in any Section or Article of this Agreement, no representations or warranties contained herein shall survive after the Closing.

                                   ARTICLE 38

     SEC FILINGS. Seller shall, at Purchaser's sole cost and expense, provide such information as Purchaser may from time to time reasonably request as may be required for Purchaser's filings with the Securities and Exchange Commission, including, without limitation, any filing made in connection with any equity offering by Purchaser.

                                   ARTICLE 39

     PURCHASER MANAGEMENT. At any time during the term hereof, Seller shall have the right, in its sole discretion, to elect for Purchaser to assume the management and operation of the facilities. In the event that Seller shall so elect, Purchaser shall waive the condition set forth in Article 10E(iii) with respect to any change referred to therein that arises from and after the date that Purchaser assumes control of such management and operations.

                     [remainder of page intentionally blank]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.



                                       ILM II:

                                       ILM II SENIOR LIVING, INC.


                                       By: /S/ J. W. SHARMAN, JR.
                                          --------------------------------
                                          Name:  J. W. SHARMAN, JR.
                                          Title: PRES.



                                       SELLER:

                                       ILM II HOLDING, INC.


                                       By: /S/ DAVID CARLSON
                                          --------------------------------
                                          Name:  DAVID CARLSON
                                          Title: PRESIDENT



                                       PURCHASER:

                                       FIVE STAR QUALITY CARE, INC.


                                       By: /S/ EVRETT W. BENTON
                                          --------------------------------
                                          Name:  EVRETT W. BENTON
                                          Title: PRESIDENT


                                       The undersigned has executed this
                                       Agreement solely to confirm its
                                       acceptance of the duties of Escrow
                                       Agent as set forth in ARTICLE 16
                                       hereof.


                                       CHICAGO TITLE INSURANCE COMPANY

                                       By: /s/ P. Eric Taylor
                                          --------------------------------
                                          Name: P. Eric Taylor
                                          Title: Vice President, Senior
                                                 Counsel

                                OMITTED EXHIBITS

     The following exhibits to the Sale-Purchase Agreement have been omitted:



     EXHIBIT                             EXHIBIT TITLE
     -------                             -------------
      I                                  LEGAL DESCRIPTION
      II                                 PURCHASE PRICE ALLOCATION

         The Registrant agrees to furnish supplementally a copy of the foregoing omitted exhibits to the Securities and Exchange Commission upon request.


                                OMITTED SCHEDULES

     The following schedules to the Sale-Purchase Agreement have been omitted:


     SCHEDULE                            SCHEDULE TITLE
     --------                            --------------
     14(A)(I)                            LEASES AND RESIDENT AGREEMENTS
     14(A)(II)                           CONTRACTS
     14(A)(III)                          FINANCIAL STATEMENTS
     14(A)(VII)                          ACTIONS, SUITS OR PROCEEDINGS

     The Registrant agrees to furnish supplementally a copy of the foregoing omitted schedules to the Securities and Exchange Commission upon request.